Exhibit (d)(2)(A)

MUTUAL CONFIDENTIALITY AGREEMENT

THIS MUTUAL CONFIDENTIALITY AGREEMENT (the “Agreement”) made as of January 17, 2022 (the “Effective Date”), is between Albireo Pharma, Inc. (“Albireo”) and Ipsen Bioscience, Inc. (“Ipsen”) and Albireo and Ipsen may be referred to herein individually as a “Party” and collectively as the “Parties”.

1. WHEREAS, Albireo and Ipsen intend to engage in discussions for the purpose of evaluating a potential business or collaborative transaction between the Parties relating to Albireo’s A3907, an inhibitor of apical sodium dependent bile acid transporter inhibitor (ASBTi) (the “Purpose”).

WHEREAS, in the course of such discussions and negotiations, each Party may disclose to the other Party certain of its confidential or proprietary information relating to the Purpose. The Party disclosing Confidential Information (defined below) will be referred to as “Discloser” with respect to that Confidential Information; the Party receiving that Confidential Information will be referred to as “Recipient.” This Agreement describes the Recipient’s obligations to maintain the confidentiality of the Discloser’s information.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the Parties hereby agree as follows:

2. Definition.

(a)

“Confidential Information” means any and all information relating to the Purpose in whatever form (written, oral or visual) that is furnished or made available to Recipient by or on behalf of Discloser. Confidential Information shall include, without limitation, scientific, technical, financial and business information.

(b)

“Affiliate” shall mean a company or other legal entity which; (i) is controlled by a Party; (ii) controls a Party; or (iii) is under common control with a Party. For the purpose of this definition, “control” means that more than fifty percent (50%) of the shares or ownership interest representing the voting right for the election of directors or persons performing similar functions for such a corporation, company or entity are owned or controlled, directly or indirectly, by the controlling entity. Such corporation, company or entity shall be deemed to be an Affiliate so long as such ownership or control exists.

(c)	“Representatives” shall mean officers, executives, directors, employees, agents, consultants, outside attorneys, accountants, contractors and advisors of each Party and/or those of its Affiliates.

3. Obligations. Recipient agrees to (a) hold in confidence all Confidential Information, (b) use Confidential Information solely for the Purpose, (c) treat Confidential Information with the same degree of care it uses to protect its own confidential information but in no event with less than a reasonable degree of care, (d) reproduce Confidential Information solely to the extent necessary to accomplish the Purpose, with all such reproductions being considered Confidential Information, (e) disclose Confidential Information solely to its Representatives, on a need-to-know basis, provided that any such Representatives are bound by written obligations of confidentiality at least as restrictive as those set forth herein, and Recipient remains liable for the compliance of such Representatives and (f) not disclose either the fact that discussions or negotiations are taking place concerning a possible relationship between the Parties nor any of the terms, conditions, or other facts with respect to the possible relationship, including the status thereof or the receipt of Confidential Information. Recipient understands and acknowledges that the securities laws of United States prohibit any person who has material non- public information about a company from purchasing or selling securities of such company, and prohibits communicating such information to any other person under circumstances where it is reasonably foreseeable that such person is likely to purchase or sell securities of such company. Recipient further acknowledges that Confidential Information can constitute such material non-public information.

4. Exceptions. Recipient will have no obligations of non-disclosure and non-use with respect to any portion of Confidential Information which:

(a)	is generally known to the public at the time of disclosure or becomes generally known through no fault of Recipient;

(b)	is in the Recipient’s or its Affiliates’ possession at the time of disclosure other than as a result of Recipient’s breach of any legal obligation, as evidenced by Recipient’s written records;

(c)	becomes known to Recipient or its Affiliates through disclosure by sources other than Discloser having the legal right to disclose such Confidential Information; or

(d)	is independently developed by Recipient or its Affiliates without reference to or reliance upon the Confidential Information, as evidenced by Recipient’s or its Affiliates’ written records.

Confidential Information will not be deemed to be in the public domain or in the possession of Recipient merely because it is embraced by generalized disclosures in the public domain. In the event a combination of several Confidential Information constitutes Confidential Information, such Confidential Information will not be deemed to fall within any of the exceptions set forth above simply because each of the elements is itself included within an exception.

In the event that Recipient is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Recipient will give Discloser prompt written notice thereof so that Discloser may seek an appropriate protective order prior to such required disclosure. Recipient will (i) not oppose any action by Discloser to obtain a protective order or other appropriate remedy and (ii) reasonably cooperate with Discloser in its efforts to seek such a protective order. Recipient will disclose only that portion of the Confidential Information of Discloser that Recipient is legally required to disclose.

5. Ownership of Confidential Information. Recipient agrees that, other than as expressly stated in this Agreement, it will not receive any right, title or interest in, or any license or right to use, the Confidential Information or any patent, copyright, trade secret, trademark or other intellectual property rights therein, by implication or otherwise. There will be no obligation for the Parties to enter into any further agreement. Nothing herein will be construed as establishing any joint venture or other business relationship between the Parties. Discloser will at all times remain the sole owner of Confidential Information.

6. Expiration and Termination. The term of this Agreement will expire two (2) years following the Effective Date unless earlier terminated by either Party upon thirty (30) days’ prior written notice to the other Party. The obligations of confidentiality and non-use hereof will survive any such termination or expiration and continue in full force and effect for a period of five (5) years following the Effective Date. Upon the request of Discloser, Recipient will (a) destroy any and all copies of Confidential Information, and (b) provide a written certification to Discloser regarding such destruction. Recipient may, however, retain one (1) copy of Confidential Information in its confidential files, solely for the purpose of monitoring its continuing obligations of confidentiality hereunder.

7. Miscellaneous.

(a)

This Agreement supersedes all prior agreements, written or oral, between the Parties relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the Parties.

(b)

In the event that any one of the provisions contained in this Agreement is found invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision shall be deemed deleted. Any modification to or deletion of a provision under this Article shall not affect the validity and enforceability of the rest of this Agreement.

(c)

This Agreement (i) will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns and (ii) may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement to an Affiliate or to a third party in connection with a merger, consolidation or sale of substantially all of its business to which this Agreement relates.

(d)	This Agreement will be construed and interpreted in accordance with the laws of the State of New York, USA, without giving effect to the principles of conflicts of law thereof.

(e)

The provisions of this Agreement are necessary for the protection of the business and goodwill of Discloser and are considered by Recipient to be reasonable for such purpose. It is understood and agreed that Discloser may be irreparably injured by a breach of this Agreement by Recipient; that money damages would not be an adequate remedy for any such breach; and that Discloser will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach, and such remedy will not be the exclusive remedy for any breach of this Agreement.

(f)

Neither Party makes any representations nor warranties, express or implied, with respect to the accuracy or completeness of its Confidential Information. Discloser, including its Representatives will have no liability with respect to Recipient’s use of or reliance upon Confidential Information.

(g)

The failure of a Party to enforce at any time or for any period of time the provisions hereof will not be construed to be a waiver of such provisions or of the right of that Party to enforce each and every such provision.

(h)

For the convenience of the Parties, this Agreement may be executed by electronic PDF or facsimile and in counterparts, each of which will be deemed to be an original, and both of which taken together, will constitute one agreement binding on both Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first above written.

IPSEN BIOSCIENCE, INC.		ALBIREO PHARMA, INC.

Signature:	/s/ Chris J. Vlahos	Signature:	/s/ John Grant
Print Name:	Chris J. Vlahos, Ph.D.	Print Name:	John Grant
Title:	Global Head, External	Title:	VP, Business Development
Innovation Rare Diseases and Neuroscience

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